Exhibit 6.2

WORLDWIDE EXCLUSIVE LICENSE AGREEMENT

by and between

EVOLUTION BIOTECHNOLOGIES LIMITED

and

AERIS BIOTECHNOLOGIES INC.

2021

THIS LICENSE AGREEMENT is entered into this 26th day of October, 2021, by and between, EVOLUTION BIOTECHNOLOGIES LIMITED, a private company, incorporated under the Companies Acts in England registered number 09473027 and having its registered office at 1 Doolittle Yard, Froghall Road, Ampthill, Bedfordshire, England, MK45 2NW (hereinafter referred to as “the Licensor”)

and

AERIS BIOTECHNOLOGIES INC., a private company, incorporated under the laws of the State of Delaware having its registered office at 1013 Centre Road, suite 408S, Wilmington, Delaware, and a current place of business located at 8105 Rasor Blvd., Suite 129, Plano, Texas 75024 (hereinafter referred to as “the Licensee”)

(Jointly, The Parties)

WHEREAS

(A) The Licensor is the owner of the Assets (as hereinafter defined) and of the Intellectual Property Rights (as hereinafter defined); and Licensee in additional consideration of such License undertakes to support such Research Activities of the Licensor as shall be agreed between the Parties as necessary to foster commercial development of the Assets and the Intellectual Property Rights, as well as meeting its financial obligations as stated hereinafter.

(B) the Licensor has agreed to license to the Licensee (in consideration of the ongoing support of Research Activities) the Assets and the Intellectual Property Rights and financial consideration as outlined further herein and the Licensee has agreed to receive such license.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

In this Agreement:

1.1 The following words and expressions shall bear the meanings respectively set opposite them (unless the context otherwise requires):

“Act” Shall mean under relevant UK law;

“Agreement” Shall mean this License Agreement or as amended in accordance with its terms;

“Area” Shall mean the biological control of arthropods

“Assets” Shall mean the Patents, both awarded and ongoing applications;

“License Effective Date” Shall mean the last date of execution of this Agreement;

“Associated Rights” Shall mean the rights specified in Clauses 2.1.1, 2.1.2, 2.1.3 and 2.1.4;

“Confidential Information” Shall mean information in whatever form which is disclosed by one party to the other in terms of this Agreement relating to the Assets or the Intellectual Property Rights;

“Intellectual Property Rights” Shall mean all past, present and future intellectual property rights of whatever nature anywhere in the world (including, without limitation or prejudice to the foregoing generality, all copyrights, trademarks (whether registered or unregistered), trade and business names, design rights, database rights, know how, confidential information, patents, patents applications, internet rights, domain names, semi-conductor topography rights and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing) in and to the Assets;

“Parties” Shall mean the Licensor and the Licensee;

“Patent and Patent Applications” Shall mean the patents and patent applications named “Acaricides”, further particulars of which are set out in Part 1 of the Schedule, which is attached hereto and made a part hereof for all purposes, and all subsequent filings in the Area, and;

Research Activities” Shall mean scientific and commercial activities relating to the Area, including reasonable staff salaries and related costs, property costs, and related and accrued professional costs (including those for accounting, insurance, legal, and intellectual property).

1.2 Reference to any statute or statutory provision shall include a reference to any statute or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision but not so as to defeat the purpose of this Agreement.

1.3 The singular includes the plural and the masculine includes the feminine and vice versa.

1.4 References to persons shall include bodies corporate, unincorporated associations and partnerships.

1.5 References to any Clause, Sub-clause, Schedule or Part of a Schedule are references to such terms contained in this Agreement, unless otherwise specified.

1.6 Reference to this Agreement shall include the Recitals.

1.7 The headings to Clauses are for convenience only and shall not affect the interpretation of this Agreement.

1.8 Reference to any party in this Agreement shall be deemed to include a reference to its successors, permitted transferees and permitted Licensees.

2. LICENSE

2.1 In consideration of the ongoing funding of Research Activities undertaken by the Licensee as shall be agreed between the Parties and in addition thereto the payment of $2,000,000 to the Licensor with such payment being $600,000 being due and payable upon Licensee raise of $3,000,000 pursuant to its Reg A filing with the Securities and Exchange Commission and the remaining $1,400,000 due and payable within 30 days of Licensee going public, being the Licensee is listed upon a publicly traded stock exchange platform, RTO, IPO, self-listing or SPAC, etc., the Licensor hereby grants an exclusive, unlimited license to the Licensee on the License Effective Date hereof, all of the Licensor’s right, title and interest, past and present and future in and to the Assets and the Intellectual Property Rights, for use anywhere in the world, including but not limited to:

2.1.1 with regard to patents and patent applications, all rights, powers, privileges, immunities and advantages conferred on the owner thereof in respect of any past, existing or future infringements thereof and the right to apply for, prosecute and obtain patent or similar protection throughout the world (together with the right to claim priority under the International Convention for the Protection of Industrial Property) in respect of the inventions claimed in any patents or patent applications and to the intent that the grant of any patents or similar protection shall be in the name of and vest in the Licensee;

2.1.2 with regard to copyright and design right the exclusive right to do and to authorise others to do any and all acts restricted by the Act in the United Kingdom and the right to register or record such copyright and/or design right in any country in the world where such registration or recording is possible;

2.1.3 with regard to trade marks, all rights, powers, privileges, immunities and advantages conferred on the owner thereof in respect of any past, existing or future infringements thereof and the right to apply for, prosecute and obtain trademarks or similar protection throughout the world; and

2.1.4 all rights of a similar nature to those described in Clauses 2.1.1, 2.1.2 and 2.1.3 above conferred in respect of the Assets and the Intellectual Property Rights by the laws in force in all parts of the world; all for the full period thereof including all corresponding patents, registered trademarks or registered designs and all applications for the same and any re-issues, renewals or extensions of the same (and in the case of applications, all divisions and continuations of such applications) and including all rights of action accrued to each of the above rights at the License Effective Date.

2.2 On the License Effective Date the Licensor will in so far as the Licensor has the right and title to do so deliver to the Licensee all Confidential Information (which will be provided in written or any other agreed format), including any drawings, descriptions, data and prototypes, which are relevant to the Licensee’s use and exploitation of the Assets and the Intellectual Property Rights under this Agreement.

2.3 The Licensor undertakes at the request and expense of the Licensee to do all acts and execute all documents, forms and authorisations anywhere in the world which may be necessary or reasonably desirable to confirm the title of the Licensee to the Assets and the Intellectual Property Rights assigned or vested in the Licensee hereunder, whether in connection with any registration of such title or otherwise and in the event that the Licensor fails to so the Licensee is hereby irrevocably authorized and empowered to exercise and perform such acts and take such proceedings in the name and on behalf of the Licensor and as the attorney for the Licensor.

2.4 The Licensor will so far as necessary and at the expense of the Licensee permit and enable the Licensee to apply for and will take all reasonable steps to assist the Licensee in obtaining the grant of patent, registered trade mark, registered design or like protection in respect of the Assets and Intellectual Property Rights assigned under this Agreement in any territory as may be required by the Licensee.

2.5 The Licensor hereby acknowledges and agrees that all physical or tangible embodiments of the Assets and the Intellectual Property Rights licensed hereunder (including but not limited to all models, drawings, documents, prototypes, domain name certificates, computer printouts and discs, CD Roms, graphs, charts, substances or compounds) though the ownership of the property of the shall remain in the Licensor, shall be delivered to the Licensee on the License Effective Date (if not already in the Licensee’s possession). Notwithstanding any language to the contrary contained herein, Licensee acknowledges and agrees that Licensor shall retain in the UK what is reasonably necessary and required to conduct Research Activities.

3. CONFIDENTIALITY

3.1 The Licensor agrees and undertakes to the Licensee that it shall keep secret and confidential at all times both during and after the term of this Agreement all and any Confidential Information of the Licensee (including all rights hereby assigned) which comes into the Licensor’s possession at any time either before, during or after the term of this Agreement. The Licensor shall not (except for the performance of the Licensor’s obligations hereunder) use, copy or divulge such Confidential Information to any third party except with the express written consent of the Licensee (and that except insofar as such disclosure is permitted in terms of Clauses 3.2 and 3.3). Any such permitted disclosure shall in no way affect the ownership of such Confidential Information.

3.2 The obligations contained in Clause 3.1 shall not apply to Confidential Information which:

3.2.1 at the License Effective Date is demonstrably within the public domain; or

3.2.2 after the License Effective Date comes into the public domain, otherwise than by reason of a breach of this Clause 3 or any other undertaking or a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction.

3.3 Any announcement, press or media release or other publicity regarding this Agreement, directly or indirectly, shall only be made if it is approved in writing by the Licensee, or is required by law, and the terms of this Agreement, subject to the provisions of Clauses 3.1 and 3.2 shall otherwise be kept secret and confidential by the Licensor at all times.

4. WARRANTIES

4.1 The Licensor warrants and represents to the Licensee as at the date hereof:

4.1.1 that there are no liens or other encumbrances in respect of the Assets or the Intellectual Property Rights which will affect the ability of the Licensor to grant the exclusive license under this Agreement;

4.1.2 that the Licensor has not and will not grant or assign or licence any rights of any nature in and to the Assets and/or the Intellectual Property Rights to any third party;

4.1.3 that the Intellectual Property Rights are in full force and effect and each of those rights is valid and enforceable, and none of them is being used, claimed, opposed or attacked by any other person;

4.1.4 no right or licence has been granted or shall be granted to any person or body by the Licensor to use in any manner or to do anything that would or might otherwise infringe any of the rights granted hereunder; and

4.1.5 the Assets do not and are not likely to infringe any intellectual property right of any third party and the Licensor.

4.2 If the Licensor detects, suspects, or otherwise becomes aware of any infringement by a third party of the Assets and/or the Intellectual Property Rights the Licensor shall promptly notify the Licensee and provide all details within the Licensor’s knowledge with respect to the same.

4.3 If any such misuse, misappropriation or infringement of the Assets and/or the intellectual Property Rights occurs or the Assets and/or the Intellectual Property Rights infringes the rights of any third party, then the Licensee shall be entitled, at its expense, to institute such proceedings as it may deem necessary or desirable in the circumstances; the Licensor shall give such assistance in connection with any such proceedings as the Licensee shall reasonably deem necessary (subject to the Licensee paying the Licensor’s reasonable costs and expenses in connection therewith).

5. SEVERABILITY

If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions unaffected by such invalidity or unenforceability shall remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

6. WAIVER

The rights and powers which the parties have under this Agreement shalt not be prejudiced or restricted by any delay in the exercise of those rights or powers or by any indulgence or by any forbearance extended to another party. No failure or delay by any party hereto to exercise any such right or power shall operate as a waiver thereof nor shall any partial exercise of any such right or power preclude any other or further exercise of that or any other right or power.

7. ENTIRE AGREEMENT

7.1 This Agreement contains the entire and only agreement between the parties hereto in relation to the subject matter hereof and supersedes all previous negotiations, representations, undertakings and agreements both written and oral made between the parties with respect to the subject matter hereof.

7.2 Modification or amendment of this Agreement or of any of the provisions herein contained shall not be valid unless made in writing and signed on behalf of the respective parties or duly authorised agents thereof.

8. FURTHER ASSURANCES

Each of the parties agrees at the cost of the other party to perform without delay such further acts and execute and deliver such further documents as may be required by law or otherwise necessary or reasonably desirable to implement and/or perfect this Agreement.

9. COSTS AND EXPENSES

Subject to the provisions of Clauses 2.3, 2.4 and 8 each of the parties hereto shall bear their own costs and expenses incidental to the negotiation of and to the preparation and carrying into effect of this Agreement.

10. NOTICES

Any notice document consent or approval relating to this Agreement (including this Clause) shall be in writing and may be served upon or delivered to the parties hereto at their respective addresses stated in this Agreement or at such other address (if any) as may have been notified for the purpose. Notices sent by recognised courier or by recorded delivery mail shall be deemed to have been delivered forty eight hours after posting and proof of due posting shall be sufficient evidence of delivery.

11. LAW AND JURISDICTION

This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof. The courts of the State of Delaware shall have jurisdiction over the parties hereto in all matters arising hereunder and the exclusive venue for any such action shall be a state or federal court in Wilmington Delaware.

12. ASSIGNMENT

Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or in part, by either party without the expressed written consent of the other; provided however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the sale of all or substantially all of its business, or in the event of a merger, consolidation, change of control or similar transaction, Any permitted Licensee shall assume all obligations of its Licensor under this Agreement. Any purported assignment in violation of this Section 12 shall be void ab initio.

13. NO CONSEQUENTIAL DAMAGES

IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER.

14. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized representatives as of the License Effective Date.

EVOLUTION BIOTECHNOLOGIES LIMITED

By:	/s/ Malcolm McConville
Name:	Malcolm McConville
Title:	Director
Date:	16 October 2021

AERIS BIOTECHNOLOGIES INC.

By:	/s/ Aaron Gunn
Name:	Aaron Gunn
Title:	President
Date:	October 26, 2021

SCHEDULE TO THE LICENSE AGREEMENT

Part 1 – Existing Patents and Patent Applications

Deriving from WO2017025732A1 “Acaricides,” original filing 7th August 2015

Patent Applicant portfolio

Our Ref Country	Patent Title Instructor	Application no.	Inventors Application Date Patent /Publ. no Status			Next diary action	Due Date
P47027	Acaricides Evolution Biotechnologies Ltd		Harper. David
Australia		2016205553	08/08/2016	2016305553	Granted	Renewal Reminder No. 1	07/04/2022
Switzerland & Liechtenstein		16751329.0	08/08/2016	3331366	Granted	Renewal Reminder No, 1	30/04/2022
Germany		16751329.0	08/08/2016	3331366	Granted	Renewal billed and completed	28/02/2022
European Patent Office		19153733.1	08/08/2016	3494792	Pending	Mailing Period	22/06/2019
European Patent Office		16751329.0	08/08/2016	3331366	Granted	(Grant) OA Family - 2 years	20/12/2020
France		16751329.0	08/08/2016	3331366	Granted	Renewal billed and completed	28/02/2022
United Kingdom		1513981.9	07/08/2015		Priority Only	Fie Declaration of Inventor	07/12/2016
United Kingdom		16751329.0	08/08/2016	3331366	Granted	Renewal Reminder No. 1	30/04/2022
Hong Kong		19126065.2	08/08/2016	40002838	Pending	Critical date for law change	03/04/2023
Hong Kong		18111847.2	08/08/2016	1252537	Granted	Renewal Reminder No. 1	07/04/2023
Ireland		16751329.0	08/08/2016	3331366	Granted	Renewal Grace Period	28/02/2022
Japan		2018-525822	08/08/2016	6840753	Granted	Renewal Reminder No 1	18/10/2023
Netherlands		16751329.0	08/08/2018	3331366	Granted	Renewal billed and completed	28/02/2022
United States of America		15/750474	08/08/2016	2018/0235237	Pending	Final OA - Advisory Response	14/11/2021
						Deadline (2mths)
Patent Cooperation Treaty		PCT/GB2016/052455	08/08/2016	WO2017/025732	See National Phase	Expiry date	08/08/2036